FOR RELEASE – JUNE 19, 2025 | 8 A.M. CT Media Contact 615-986-5886 Media.Relations@LPCorp.com LP Building Solutions Names Tony Hamill as Chief Operating Officer NASHVILLE, Tenn. (June 19, 2025) – LP Building Solutions (LP), a leading manufacturer of high- performance building products, today announced the appointment of Tony Hamill as Senior Vice President, Chief Operating Officer, effective June 30, 2025. “As we execute our long-term growth strategy, I am pleased to appoint Tony to the newly created role of Chief Operating Officer,” said LP President Jason Ringblom. “With over 30 years of leadership experience in engineering and manufacturing—much of it within our own organization— Tony brings comprehensive expertise across our North and South American operations. Tony’s ability to challenge conventional approaches while fostering collaboration and team alignment will be critical as we continue to scale and optimize our business. I am confident that his leadership will enhance our performance and support sustained value creation.” In this role, Hamill will oversee LP’s North American manufacturing footprint, which includes 18 facilities and a workforce of over 3,000 team members. He will be responsible for the production and operational efficiency of all product lines, including LP® SmartSide® Trim & Siding, LP® Structural Solutions, and LP® Oriented Strand Board. A registered professional engineer, Hamill joined LP in 2013 and has held progressively senior leadership roles, including Vice President of Engineering and Vice President of Siding Manufacturing. He has led major initiatives to increase LP® SmartSide® Trim & Siding capacity, including four strategic mill conversions and the growth of the company’s ExpertFinish® operations. These projects have significantly strengthened LP’s production capabilities and competitive positioning. Prior to joining LP, Hamill held leadership roles at Stantec, a global engineering firm, and served as Chief Operations Officer at Roseburg Forest Products, where he directed manufacturing operations, engineering, and sales and marketing. He holds a Bachelor of Science in Electrical Engineering from the University of New Brunswick. About LP Building Solutions As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP’s extensive portfolio of innovative and dependable products includes Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding and LP® Outdoor Building Solutions®), LP® Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing, LP NovaCore® Thermal Insulated Sheathing and LP® TopNotch® 350 Durable Sub-Flooring) and LP® Oriented Strand Board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 21 plants across the U.S., Canada, Chile and Brazil. For more information, visit LPCorp.com. ###